Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – April 1, 2021 – Bassett Furniture Industries, Inc. (Nasdaq:  BSET) announced today its results of operations for its first quarter ended February 27, 2021.

Fiscal 2021 First Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	1st Qtr		Dollar	%	1st Qtr	% of	1st Qtr	% of
	2021	2020	Change	Change	2021	Sales	2020	Sales
Consolidated (1)	$113.7	$112.1	$1.6	1.4%	$6.0	5.3%	$2.2	2.0%

Wholesale	$70.3	$65.0	$5.2	8.3%	$4.8	6.8%	$2.7	4.2%

Retail	$60.4	$65.8	$(5.5)	-8.3%	$1.1	1.8%	$(1.2)	-1.9%

Logistical Services	$20.1	$21.3	$(1.2)	-5.8%	$0.5	2.3%	$0.8	3.9%

(1) Our consolidated results include certain intercompany eliminations.  See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

Incoming orders continued at a torrid pace during the first quarter of fiscal 2021.  All sales channels recorded written business increases, resulting in a 44% year over year spike in net orders.  We are battling every day with the broken supply chain that is affecting the entire industry’s ability to produce and ship furniture and with rampant inflation that is permeating virtually every form of raw material in our manufactured and imported goods.  Despite the headwinds, consolidated revenue grew by 1.4% in the period and operating income increased by 172% to $6.0 million.  As a result, EPS advanced to $0.40 per share as compared to $0.12 in the prior year.

Our “sell, then make” model has put us at somewhat of a disadvantage during the COVID months of 2020 and early 2021.  Expanding on that thought, 80% of our furniture products are selected by our consumers before they have been manufactured.  This is in stark contrast to the vast majority of U.S. furniture retailers that derive most of their revenue from goods that have already been made and reside in their warehouses ready for delivery.  Upon receipt of the sales order, our merchandise is scheduled and entered into production.  Prior to the outbreak of the pandemic, our production cycle on these custom-made goods was generally 2-3 weeks.  Unfortunately, the combination of surging orders and the inability of our long-time suppliers to reliably provide us with fabric, foam, birch plywood, etc. has ballooned our wholesale backlog to $67.5 million at quarter end, or 362% more than last year at this time.  Continued strong orders have elevated the backlog by another 8% through four weeks of March.

Reinforcing our commitment to a “Made in America” strategy, we unveiled an expansion of our Bench Made sub-brand in late February.  The Bench Made label will now be affixed to all of our domestically manufactured premium products; bedroom, dining, occasional, entertainment, stationary upholstery, and motion upholstery products that are crafted with our best materials and artisanship.  Our thinking is driven by the viscerally positive reaction that we have seen from our customers and retail designers to our authentic story of a 119 year old American manufacturer that survived the devastating effects of globalization and recommitted to “Made in America.”  Our “makers” who actually craft our products are the stars of the marketing campaign, which will ultimately encompass other tenets of the Bench Made brand including environmental stewardship and sustainability.  The expanded Bench Made first appeared on our website on February 25th, was featured in March in our “Makers Sale,” and will be showcased in a consumer catalog in early May.

To address our growing backlog, we have made the commitment to open another upholstery manufacturing facility in Newton, NC, adjacent to our existing 500,000 square foot complex.  Production from this additional 123,000 square foot facility should begin by June 1 and will be dedicated to our successful “Everyday Value” product range that features the opening price points in our assortment.  The added space will also allow us to expand our thriving Bench Made motion program, previously referred to as Magnificent Motion, that has exceeded our sales projections since its debut in early 2020.  I am very grateful for the hard work that our associates have put in and the many weeks of extended work schedules that they have been willing to undertake in order for us to service our customers as best we can under these unprecedented circumstances.  We believe that a significant amount of sold orders will break free and begin to ship in late May as long-awaited componentry begins to arrive and is put into production.

Despite generating strong written sales growth for the period, our delivered sales in our corporate store network declined by 8.3% due to the aforementioned industry supply chain situation coupled with six fewer stores in operation compared to last year.  Pandemic related cost reductions and this quarter’s gross margin expansion combined to produce $1.1 million of retail operating profit, significant in what has historically been our toughest quarter of the year.  As is the case in our wholesale segment, there is significant operating profit embedded in our large unfulfilled retail backlog that will begin to bleed out late in the second quarter and throughout the back half of the year.  Noteworthy in the period is the acceleration of our customer acquisition efforts, which contributed an additional one million visitors to our website.  Eschewing most of the traditional media used in the past, our digital media strategy took off in the pandemic and drove double digit increases in keyword impressions in the first quarter.

Combining our corporate retail stores, the licensed store network, and the 100 strong Bassett Design Centers located within traditional furniture stores, our dedicated distribution strategy accounted for 74% of Bassett-branded quarterly wholesale orders.  The shared synergies of our marketing efforts and our website are combining to make our advertising calendar and our merchandising programs universal.  All told, wholesale orders from our “open market’” customers grew by 98% in the quarter.  In addition to the Bassett Design Centers, the momentum generated by our Bassett Club Level motion program was a major factor in this tremendous growth.

Our entry into the outdoor furniture space has gathered steam over the past two years, culminating in a combined written sales increase of 81% for our Lane Venture and Bassett Outdoor lines.  Although the disruptions caused by tariffs on our Chinese woven frames and the delivery problems that we have experienced with our largest outdoor fabric supplier have compressed margins and slowed production, we believe that our quality and service have helped us capture market share and we look forward to doing more in the future.

On the whole, we got off to a promising start in 2021 over the first 90 days.  Our margins suffered somewhat as a result of rampant material increases.  In December and January our manufacturing facilities battled high rates of COVID related absenteeism.  The inability to reliably obtain the necessary raw materials for furniture production made each day unpredictable.  Nevertheless, our backlogs are very strong and our incoming business has remained substantial in March.  Therefore, we are optimistic about our business for the remainder of 2021.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings.  For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2021, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements:  the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended
	February 27, 2021		February 29, 2020
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$101,655		$98,942
Logistics	12,018		13,178
Total sales revenue	113,673	100.0%	112,120	100.0%

Cost of furniture and accessories sold	48,252	42.4%	45,270	40.4%

Selling, general and administrative expenses	59,400	52.3%	64,640	57.7%
Income from operations	6,021	5.3%	2,210	2.0%

Other loss, net	(337)	-0.3%	(362)	-0.3%
Income before income taxes	5,684	5.0%	1,848	1.6%

Income tax provision	1,673	1.5%	638	0.6%
Net income (loss)	$4,011	3.5%	$1,210	1.1%

Basic earnings per share	$0.40		$0.12

Diluted earnings per share	$0.40		$0.12

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	February 27, 2021	November 28, 2020
Current assets
Cash and cash equivalents	$45,033	$45,799
Short-term investments	17,715	17,715
Accounts receivable, net	24,720	22,340
Inventories, net	62,936	54,886
Recoverable income taxes	8,831	9,666
Other current assets	11,798	10,272
Total current assets	171,033	160,678

Property and equipment, net	92,772	90,917

Other long-term assets
Deferred income taxes, net	3,749	4,587
Goodwill and other intangible assets	23,732	23,827
Right of use assets under operating leases	111,700	116,903
Other	5,975	5,637
Total long-term assets	145,156	150,954
Total assets	$408,961	$402,549

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$28,172	$23,426
Accrued compensation and benefits	14,418	16,964
Customer deposits	44,674	39,762
Current portion of operating lease obligations	27,088	27,078
Other current liabilities and accrued expenses	13,088	11,141
Total current liabilities	127,440	118,371

Long-term liabilities
Post employment benefit obligations	12,347	12,089
Long-term portion of operating lease obligations	105,990	111,972
Other long-term liabilities	5,483	2,087
Total long-term liabilities	123,820	126,148

Stockholders’ equity
Common stock	49,567	49,714
Retained earnings	109,493	109,710
Accumulated other comprehensive loss	(1,359)	(1,394)
Total stockholders' equity	157,701	158,030
Total liabilities and stockholders’ equity	$408,961	$402,549

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Quarter Ended
	February 27, 2021	February 29, 2020
Operating activities:
Net income	$4,011	$1,210
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,331	3,623
Gain on lease modification	-	(152)
Net (gain) loss on disposals of property and equipment	(4)	(58)
Deferred income taxes	826	(125)
Other, net	274	321
Changes in operating assets and liabilities
Accounts receivable	(2,380)	(1,873)
Inventories	(8,050)	(1,213)
Other current and long-term assets	(788)	(536)
Right of use assets under operating leases	6,340	6,721
Customer deposits	4,912	(1,292)
Accounts payable and other liabilities	3,584	(2,266)
Obligations under operating leases	(7,072)	(9,603)
Net cash provided by (used in) operating activities	4,984	(5,243)

Investing activities:
Purchases of property and equipment	(895)	(1,340)
Proceeds from sale of property and equipment	8	1,697
Purchase of investments	-	(241)
Other	(302)	(193)
Net cash used in investing activities	(1,189)	(77)

Financing activities:
Cash dividends	(3,718)	(1,260)
Other issuance of common stock	83	75
Repurchases of common stock	(534)	(766)
Taxes paid related to net share settlement of equity awards	(219)	(215)
Repayments of finance lease obligations	(173)	(12)
Net cash used in financing activities	(4,561)	(2,178)
Change in cash and cash equivalents	(766)	(7,498)
Cash and cash equivalents - beginning of period	45,799	19,687

Cash and cash equivalents - end of period	$45,033	$12,189

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	February 27, 2021	February 29, 2020
Net Sales
Wholesale	$70,264	$65,017
Retail - Company-owned stores	60,395	65,846
Logistical services	20,081	21,315
Inter-company eliminations:
Furniture and accessories	(29,004)	(31,921)
Logistical services	(8,063)	(8,137)
Consolidated	$113,673	$112,120

Operating Income (Loss)
Wholesale	$4,797	$2,713
Retail	1,094	(1,249)
Logistical services	459	835
Inter-company elimination	(329)	(89)
Consolidated	$6,021	$2,210

Table 5
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 28,				February 27,
	2020	Opened*	Closed*	Transfers	2021

Company-owned stores	63	-	-	-	63
Licensee-owned stores	34	-	-	-	34

Total	97	-	-	-	97

* Does not include openings and closures due to relocation of existing stores within a market.